SAN JUAN COAL COMPANY
SALARIED 401(K) PLAN
EFFECTIVE AS OF THE EFFECTIVE DATE

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SAN JUAN COAL COMPANY
SALARIED 401(K) PLAN
TABLE OF CONTENTS
ARTICLE 1. DEFINITIONS5
1.1Account    5
1.2Administrator    5
1.3Affiliated Company    5
1.4After-Tax Contributions    5
1.5Annuity Starting Date    5
1.6Beneficiary    6
1.7Break in Service    6
1.8Cash-Out Limit    6
1.9Catch-Up Pre-Tax Contributions    6
1.10Catch-Up Roth Contributions    6
1.11Code    6
1.12Company    6
1.13Company Stock    6
1.14Company Stock Fund    6
1.15Compensation    6
1.16Deferral Contributions    8
1.17Disability    8
1.18Effective Date    8
1.19Employee    8
1.20Employer    8
1.21Employer Contributions    8
1.22ERISA    8
1.23Five-Taxable-Year Period    9
1.24Highly Compensated Employee    9
1.25Hour of Service    9
1.26Matching Contributions    10
1.27Money Purchase Transfer Subaccount    10
1.28Normal Retirement Age    10
1.29Participant    10
1.30Plan    11
1.31Plan Year    11
1.32Pre-Tax Contributions    11
1.33Matching Contributions    11
1.34QNEC    11
1.35QMAC    11
1.36Qualified Domestic Relations Order    11
1.37Qualified Distribution    11
1.38Qualified Election    11
1.39Qualified Joint and Survivor Annuity    12
1.40Qualified Optional Survivor Annuity    12

San Juan Coal Company Salaried 401(k) Plan    1/2016 i
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1.41Qualified Preretirement Survivor Annuity    12
1.42Regulation    12
1.43Required Beginning Date    12
1.44Retirement    12
1.45Rollover Contribution    12
1.46Roth Contributions    12
1.47Safe Harbor Matching Contributions    12
1.48Safe Harbor Plan    12
1.49Section 415 Compensation    12
1.50Surviving Spouse or Spouse    13
1.51Trust Agreement    13
1.52Trustee    13
1.53Trust    13
1.54Valuation Date    13
1.55Year of Service    13
ARTICLE 2. ELIGIBILITY14
2.1Eligibility to Participate    14
2.2Participation after Reemployment    14
2.3Cessation of Participation    14
2.4Military Service    14
ARTICLE 3. SERVICE AND VESTING15
3.1Service Counting Method    15
3.2Vested Benefits    15
3.3Reinstatement of Vesting Service Upon Reemployment    15
3.4Forfeitures    16
3.5Restoration of Forfeited Amounts Upon Reemployment    16
3.6Application of Forfeitures    17
ARTICLE 4. CONTRIBUTIONS18
4.1Deferral Contributions    18
4.2Rollover Contributions    20
4.3Matching Contributions    20
4.4Profit Sharing Contribution    20
4.5After-Tax Contributions    21
4.6QNECs    21
4.7Method of Election    21
ARTICLE 5. INVESTMENTS22
5.1Account    22
5.2Management and Investment of Trust    24
5.3Statements    25
5.4Qualified Domestic Relations Orders    25

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ARTICLE 6. IN SERVICE WITHDRAWALS26
6.1Age 59-1/2 Withdrawals    26
6.2Hardship Withdrawals    26
6.3Other In Service Withdrawals    27
6.4Withdrawals While on Military Duty    28
6.5Loans    28
ARTICLE 7. DISTRIBUTIONS29
7.1Distributable Events    29
7.2Timing of Payment    29
7.3Form of Distribution    29
7.4Money Purchase Transfer Subaccount    30
7.5Required Minimum Distributions    32
7.6Direct Rollover    32
7.7Beneficiary Designation    33
7.8Death Benefit    33
7.9Qualified Domestic Relations Orders    34
7.10Uncashed Checks and Unclaimed Accounts    34
ARTICLE 8. ADMINISTRATION35
8.1Plan Administration    35
8.2Power of The Administrator    35
8.3Allocation of Responsibility    36
8.4Claims Procedure    36
8.5Facility of Payment    37
8.6Trust    38
8.7Fiduciary Liability    38
ARTICLE 9. AMENDMENT, TERMINATION AND MERGER39
9.1Action by Company    39
9.2Amendments    39
9.3Right to Terminate    39
9.4Successor Company; Merger; Consolidation of Plans    39
ARTICLE 10. MISCELLANEOUS41
10.1No guarantee of Employment     41
10.2Rights to Trust    41
10.3Nonalienation of Benefits    41
10.4Allocation Limitations and Mistake of Fact    41
10.5Interpretation    41

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INTRODUCTION
Effective as of the Effective Date, Westmoreland Coal Company (the “Company”) adopts the San Juan Coal Company Salaried 401(k) Plan (the “Plan”). In connection with the sale of San Juan Coal Company by BHP Billiton New Mexico Coal Inc. to the Company, San Juan Coal Company will become a subsidiary of the Company. Certain San Juan Mine Employees (as defined in the Stock Purchase Agreement between BHP Billiton New Mexico Coal Inc. and WCC, dated as of July 1, 2015) are participants in the BHP USA Retirement Savings Plan (the “BHP RSP”). The Plan is a continuation of the BHP RSP for certain San Juan Mine Employees. Liabilities and assets for benefits accrued under the BHP RSP attributable to San Juan Mine Employees will be spun off from the BHP RSP to the Plan as of the Effective Date. In recognition of the transfer of such assets and liabilities to the Plan, the benefits and rights of all Participants will be preserved with respect to the benefits accrued under the BHP RSP as of the Effective Date to the extent such benefits and rights are required to be protected under the provisions of Code Section 411(d)(6) and the regulations thereunder.
The Plan is intended to be a profit sharing plan qualified under Code Section 401(a) and related Code sections and a cash or deferred arrangement qualified under Code Section 401(k). The Plan also is intended to qualify as an eligible individual account plan under ERISA Section 407(d)(3), which is permitted to acquire and hold any amount of qualifying employer securities.

San Juan Coal Company Salaried 401(k) Plan    1/2016 iv
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Article 1.
DEFINITIONS
When the following terms are used with capital letters, they have the following meanings:

1.1
Account     means the individual accounts established in the name of each Participant reflecting the portion of the Employer’s and the Participant’s contributions, and the net earnings or losses thereon, and which may be comprised of the following subaccounts:

(a)	Pre-Tax Contribution subaccount;

(b)	Catch-Up Pre-Tax Contribution subaccount;

(c)	Roth Contribution subaccount;

(d)	Catch-Up Roth Contribution subaccount;

(e)	Rollover Contribution subaccount;

(f)	After-Tax Contribution subaccount;

(g)	Safe Harbor Matching Contribution subaccount;

(h)	Matching Contributions subaccount;

(i)	the subaccount that holds the Employer Contribution described in Section 4.5;

(j)	Money Purchase Transfer Subaccount;

(k)	the subaccount that holds contributions from a predecessor plan merged into the Plan other than a Money Purchase Transfer Subaccount; and

(l)	QNEC or QMAC subaccounts.

1.2	Administrator means the Westmoreland Retirement Benefits Administrative Committee.

1.3
Affiliated Company     or Affiliate means a member of the Company’s controlled group of corporations (determined under Code Section 1563(a) without regard to Code Section 1563(a)(4) and (e)(3)(C)), except that with respect to Appendix A “more than 50 percent” will be substituted for “at least 80 percent” where it appears in Code Section 1563(a)(1). The term will also include any trade or business under common control (as defined in Code Section 414(c)) with the Company, a member of an affiliated service group (as defined in Code Section 414(m)), which includes the Company, and any other entity required to be aggregated with the Company under Regulations issued pursuant to Code Section 414(o).

1.4	After-Tax Contributions means after-tax contributions described under Section 4.6.

1.5	Annuity Starting Date means the first day of the first period for which the Plan pays an amount as an annuity or in any other form.

1.6
Beneficiary     means any individual, trust, estate, or other recipient properly designated by the Participant pursuant to the procedures required by the Administrator to receive death benefits payable hereunder, on either a primary or contingent basis.

1.7	Break in Service means a Plan Year during which a Participant has been credited with 500 or fewer Hours of Service with an Employer or Affiliated Company.

1.8	Cash-Out Limit means $5,000 calculated as of the time of distribution, or any other time.

1.9	Catch-Up Pre-Tax Contributions mean contributions which are intended to qualify as catch-up contributions under Code Section 414(v) and which have been designated as Pre-Tax Contributions.

1.10	Catch-Up Roth Contributions mean contributions which are intended to qualify as catch-up contributions under Code Section 414(v) and which have been designated as Roth Contributions.

1.11
Code     means the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code includes that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

1.12	Company means Westmoreland Coal Company, a Delaware corporation, and any successor thereto.

1.13	Company Stock means any “qualifying employer security” of the Company within the meaning of Code Section 409(l).

1.14	Company Stock Fund means the investment fund designed for the investment in Company Stock.

1.15
Compensation     means the wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash and including differential wage payments) for personal services actually rendered in the course of employment with the Company to the extent that amounts are includible in gross income during the portion of the Plan Year in which the Employee is eligible to participate in the Plan including amounts contributed or deferred by the Employee by reason of Code Sections 125, 132(f), 402(e)(3), 402(h), 402(k) or 457(b). Amounts contributed under Code Section 125 exclude amounts not available to an Employee in cash in lieu of group health coverage because the Employee is unable to certify that he or she has other health coverage (deemed Code Section 125 compensation).

(a)	Compensation also includes:

(1)
Back pay, within the meaning of Regulation Section 1.415(c)‑2(g)(8), for the Plan Year to which the back pay relates, to the extent the back pay represents wages and compensation that would otherwise be included in Compensation.

(2)
Post-severance amounts that would have been included in Compensation if the amounts had been paid prior to the Employee’s severance from employment, provided the amounts are paid by the later of 2½ months after the Employee’s severance from employment or the end of the limitation year (i.e., Plan Year) that includes the Employee’s severance from employment date, and the amounts are:

(A)
regular compensation for services performed during the regular working hours of the Participant (such as salary or wages), compensation for services performed outside the regular working hours of the Participant (such as overtime or shift differential), commissions, bonuses, or other similar payments that would have been made to the Participant had the Participant continued employment;

(B)
amounts paid to a Participant for accrued bona fide sick, vacation or other leave, if such amounts would have been included in Compensation had they been paid prior to the Participant’s severance from employment and the Participant would have been able to use the leave if employment had continued; or

(C)
payments to a terminated Participant from a nonqualified unfunded deferred compensation plan that would have been paid to the Participant at the same time had his or her employment continued, but only to the extent that the payment is included in the Participant’s gross income.

(b)	Compensation excludes:

(1)	amounts described in Code Sections 104(a)(3), 105(a) and 105(h) (but only if these amounts are included in gross income),

(2)	the value of nonqualified stock options granted (but only if the value is included in gross income for the taxable year in which granted),

(3)	amounts includible in gross income upon making the election described in Code Section 83(b),

(4)	amounts includible in gross income under Code Sections 409A or 457(f)(1)(A),

(5)
Employer contributions (other than elective deferrals described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) and 457(b)) to a deferred compensation plan to the extent such deferrals are included in gross income in the year deferred,

(6)	distributions from a deferred compensation plan (regardless of whether such distributions are included in gross income),

(7)	amounts realized from the exercise of nonqualified stock options or when restricted stock or other property becomes freely transferable or is no longer subject to a substantial risk of forfeiture,

(8)	other amounts which receive special tax benefits (such as premium for group term life insurance to the extent that the premiums are not included in gross income), and

(9)	expense allowances, fringe benefits (as listed in the fringe benefit policy maintained by the Employer), moving expenses, deferred compensation and welfare benefits.

(c)
In no event will Compensation include any amount in excess of $200,000 (as adjusted pursuant to Code Section 401(A)(17)(B) ($265,000 for 2016)) in any Plan Year, subject to any adjustments to reflect any increase in the cost of living as determined by the Secretary of the Treasury. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the Code Section 401(a)(17) limitation will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

1.16
Deferral Contributions     mean the contributions to the Trust made by the Employer on behalf of a Participant pursuant to the Participant’s deferral election under Section 4.1, including all Pre-Tax Contributions, Roth Contributions, Catch-Up Pre-Tax Contributions, and Catch-Up Roth Contributions.

1.17
Disability     means a condition that qualifies as a disability under the Employer’s long-term disability plan, if applicable, or that qualifies as a disability as determined by the Social Security Administration under the Social Security Act if the Participant is not covered by the Employer’s long-term disability plan.

1.18
Effective Date     of this Plan restatement means January 31, 2016 or such other closing date on which the stock of San Juan Coal Company is purchased by the Company pursuant to the stock purchase agreement between BHP Billiton New Mexico Coal Inc. and the Company.

1.19
Employee     means any individual who is employed by the Employer, dedicates substantially all of his or her time to performing services at the San Juan mine site, and is not covered by a collective bargaining agreement; however, an “Employee” does not include an individual who is classified by the Employer as an intern, a leased employee or a nonresident alien. The term “Employee” excludes any individual who is not classified by the Employer as a common-law employee of the Employer, regardless of whether such person is later determined to have an employment relationship with the Employer (including a determination by a court, government agency, or otherwise).

1.20
Employer     means the San Juan Coal Company and any Affiliated Company, or related partnership, joint venture or other corporation whose participation in the Plan has been approved and is listed in Schedule A.

1.21	Employer Contributions means the contributions made by the Employer on behalf of the Participant to the Trust pursuant to Article 4.

1.22	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23
Five-Taxable-Year Period     means the period beginning on the first day of the first taxable year in which the Participant makes a Roth Contribution to his or her Roth subaccount under this Plan or, if a rollover contribution was made to the Participant’s Roth subaccount in this Plan from Roth contributions from another qualified plan not sponsored by the Company, the first day of the first taxable year for which the Participant made a Roth contribution to such other qualified plan.

1.24	Highly Compensated Employee means highly compensated active Employees and highly compensated former Employees as follows:

(a)
A highly compensated active Employee includes any Employee who (1) was a 5% owner (as defined in Code Section 416(i)(1)) of the Employer at any time during the current or preceding year, or (2) for the preceding year, had Section 415 Compensation from the Employer in excess of $80,000 (as adjusted pursuant to Code Section 414(q)).

(b)
A former Employee will be treated as a Highly Compensated Employee if: (1) such Employee was a Highly Compensated Employee when such Employee separated from service, or (2) such Employee was a Highly Compensated Employee at any time after attaining age 55.

(c)	The determination of who is a Highly Compensated Employee will be made in accordance with Code Section 414(q) and applicable Regulations.

1.25	Hour of Service means:

(a)	Each hour an Employee is:

(1)	paid or entitled to payment for the performance of duties for an Employer;

(2)
paid or entitled to payment by an Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, provided, no more than 501 hours will be credited under this subsection for any single continuous period; or

(3)
awarded back pay by an Employer, irrespective of mitigation of damages. Hours of Service may not be credited under Section 1.25(a)(1) or 1.25(a)(2), as the case may be, and under this Section 1.25(a)(3).

(b)
The number of Hours of Service credited to an Employee on account of a period of time during which no duties are performed, and the computation period to which such Hours of Service are credited, will be determined in accordance with Regulation Sections 2530.200b-2(b) and (c), as amended from time to time, which such regulations are incorporated herein by this reference.

(c)
Solely for determining whether a Break in Service has occurred during an absence from work for maternity or paternity reasons (defined below), an Employee will be credited with the Hours of Service that would otherwise have been credited to the Employee but for such absence, or in any case in which such hours cannot be determined, 8 Hours of Service for each day the Employee is absent. Such Hours of Service will be credited to the Employee for the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service during that year, or, in all other cases, for the following computation period. No more than 501 Hours of Service will be credited under this subsection for any single continuous period (whether or not such period occurs in a single computation period). For purposes of this subsection, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of a birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. An Employee may be required, as a condition of crediting Hours of Service under this subsection, to provide the Plan with timely information (which may include a physician’s statement) to establish that an absence is for the allowable reasons and the number of days of the permitted absence.

(d)
Solely for determining whether a Break in Service has occurred during an absence from work under the Family Medical Leave Act of 1993, an Employee will be credited with the Hours of Service that would otherwise have been credited to such Employee but for such absence.

Hours of Service will be determined from records maintained by the Employer. Each overtime or other premium hour will be counted as only one hour for this purpose, even though the Employee may have been paid a multiple of his or her regular pay as a premium. An Employee for whom the Employer does not maintain a record of hours worked will be credited with 190 Hours of Service for each month in which the Employee works regardless of whether the Employee has actually worked fewer hours.
Where the Employer maintains a plan of a predecessor employer by merging such plan into this Plan, Hours of Service from such predecessor will be treated as Hours of Service for the Employer. In addition, Hours of Service will be credited for employment with the companies listed on Schedule B.

1.26	Matching Contributions mean the contributions made to the Plan pursuant to Section 4.4.

1.27
Money Purchase Transfer Subaccount     means the separate subaccount maintained for a Participant consisting of all contributions, if any, allocated to the Participant under any money purchase pension plan that was transferred or merged into this Plan, including any income, expenses, gains, and losses allocated thereto.

1.28	Normal Retirement Age means age 65 or, if later, the 5th anniversary of the Participant’s participation commencement date.

1.29
Participant     means an Employee who has entered the Plan in accordance with the provisions of Section 2.1, or an individual who otherwise retains a right to receive benefits under the Plan (such as due to an Employer contribution). An Employee who becomes a Participant will remain a Participant under the Plan until the Participant’s Account has been fully distributed.

1.30	Plan means the San Juan Coal Company Salaried 401(k) Plan, set forth in this instrument.

1.31
Plan Year     means the 12 consecutive month period commencing on January 1 and ending on December 31, except that the first Plan Year will commence on the Effective Date and end on December 31st of such year. The Plan Year is also the limitation year.

1.32	Pre-Tax Contributions mean Deferral Contributions that are intended to qualify as pre-tax contributions pursuant to Code Section 401(k).

1.33	Profit Sharing Contributions mean the contributions made to the Plan pursuant to Section 4.5.

1.34	QNEC means a qualified nonelective contribution as defined in Regulation Section 1.401(k)‑6.

1.35	QMAC means a qualified matching contribution as defined in Regulation Section 1.401(k)‑6.

1.36
Qualified Domestic Relations Order     or QDRO means any judgment, decree, or order (including approval of a property settlement agreement) that creates or recognizes the existence of an alternate payee’s right to receive all or a portion of the Participant’s benefits pursuant to a state’s domestic relations law relating to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of such individual; provided, however, that such order meets the requirements of Code Section 414(p) and the requirements of the Plan under Section 7.9.

1.37
Qualified Distribution     means a distribution from a Participant’s Roth subaccount that (a) is made on or after the date a Participant attains age 59½, on or after the Participant’s death, or on account of the Participant’s disability (as that term is defined in Code Section 72(m)); and (b) is made after the Five-Taxable-Year Period.

1.38
Qualified Election     means an election by the Participant’s Spouse, in accordance with Code Sections 401(a)(11) and 417 and any procedures established by the Administrator, to waive his or her right to receive the Participant’s Account upon the Participant’s death. Any such waiver must be in writing and must be specific as to the non-Spouse Beneficiary or form of payment, and the Spouse’s consent must be witnessed by a Plan representative or notary public. The Spouse’s consent need not be obtained if the Company is satisfied that there is no Spouse, the Spouse cannot be located, or if the Spouse is legally incompetent to give consent. Furthermore, the Spouse’s consent need not be obtained if the Participant is legally separated or the Spouse has been abandoned (within the meaning of local law) and the Participant has a court order to such effect, unless a QDRO provides otherwise. The Spouse’s consent, once made, may not be revoked. Any consent under this section will be valid only with respect to the Spouse who signs the consent or who (in the event of a deemed Qualified Election) cannot be located. Additionally, a revocation of a prior waiver may be made by a Participant without the consent of his or her Spouse at any time before commencement of payment of the Participant’s benefits. At the time a Qualified Election is made, the Participant must designate (in the manner prescribed in Section 7.7) a Beneficiary or Beneficiaries to receive benefits in the event of the Participant’s death.

1.39	Qualified Joint and Survivor Annuity means:

(a)
in the case of a Participant who is married as of the Annuity Starting Date, an immediate annuity that is purchasable with the portion of the Participant’s vested Account attributable to the Money Purchase Transfer Subaccount and which provides a life annuity for the Participant and a survivor annuity payable for the remaining life of the Participant’s Spouse equal to 50% of the amount of the annuity payable during the life of the Participant; or

(b)
in the case of a Participant who is not married as of the Annuity Starting Date, an immediate life annuity for the Participant that is purchasable with the Participant’s vested Money Purchase Transfer Subaccount.

1.40
Qualified Optional Survivor Annuity     means an annuity that is the actuarial equivalent of a Qualified Joint and Survivor Annuity for a married Participant, which provides a life annuity for the Participant and a survivor annuity payable for the remaining life of the Participant’s Spouse equal to 75% of the amount of the annuity payable during the life of the Participant.

1.41
Qualified Preretirement Survivor Annuity     means a survivor annuity for the life of the Spouse of a Participant that is purchasable with 100% of the Participant’s vested Money Purchase Transfer Subaccount (determined as of the date of the Participant’s death).

1.42	Regulation means any rule or regulation promulgated by the Department of Treasury, the Department of Labor or their delegates.

1.43
Required Beginning Date     means the April 1st of the calendar year following the later of the calendar year in which occurs the Participant’s severance from employment with the Employer or the calendar year in which the Participant attains age 70½. In the case of a Participant who is a 5% owner (within the meaning of Code Section 416(i)), Required Beginning Date means the calendar year in which a Participant attains age 70½.

1.44	Retirement means the Participant’s severance from employment on or after his or her Normal Retirement Age.

1.45	Rollover Contribution means the contributions the Employee makes to the Plan in accordance with Section 4.2.

1.46	Roth Contributions mean Deferral Contributions that are intended to qualify as after-tax contributions pursuant to Code Section 402A.

1.47	Safe Harbor Matching Contributions mean the contributions made to the Plan pursuant to Section 4.3.

1.48
Safe Harbor Plan     means a qualified plan that, with respect to nondiscrimination testing, meets the requirements set forth in Code Section 401(k)(12) or 401(k)(13) and underlying Regulations and the requirements set forth in Code Section 401(m)(11) and underlying Regulations for safe harbor 401(k) plans.

1.49
Section 415 Compensation     has the same meaning as Compensation under Section 1.15 except that Section 415 Compensation includes Compensation includible in the Employee’s gross income during the Plan Year regardless of whether the Compensation was included before the Employee became a Participant, (i.e., Section 415 Compensation has the meaning prescribed under Regulation Section 1.415(c)-2(d)(2)) except that the following components are included in Section 415 Compensation: expense allowances, fringe benefits (as listed in the fringe benefit policy maintained by the Employer), moving expenses, deferred compensation and welfare benefits.

1.50
Surviving Spouse or Spouse     means the Participant’s present or former spouse to whom the Participant is or was legally married and, if applicable, who survives the Participant’s death. A former spouse will be treated as the spouse to the extent provided under a QDRO.

1.51	Trust Agreement means the agreement or agreements between the Company and the Trustee setting forth the terms of the Trust.

1.52	Trustee means the individual or entity acting under the Trust Agreement, or a duly appointed and qualified successor trustee under that instrument, including any amendment to the same.

1.53
Trust     means the trust funds, custodial accounts, or insurance contracts under which monies contributed are held and invested and from which monies are distributed, pursuant to the terms of this Plan and the Trust Agreement.

1.54	Valuation Date means any business day the New York Stock Exchange is open for trading.

1.55
Year of Service     means a computation period in which an Employee is credited with at least 1,000 Hours of Service. For purposes of eligibility to participate, the initial computation period is the 12-month period commencing on the Employee’s date of hire. Each subsequent eligibility computation period is the Plan Year, beginning with the Plan Year in which the first anniversary of the Employee’s date of hire occurs. For purposes of vesting, the computation period is the Plan Year.

* * * * End of Article 1 * * * *

Article 2.

ELIGIBILITY

2.1
ELIGIBILITY TO PARTICIPATE    . Each Employee who is a Participant in the BHP USA Retirement Savings Plan immediately prior to the Effective Date and who becomes an Employee of the Employer in connection with the sale of stock of the Employer pursuant to the stock purchase agreement between BHP Billiton New Mexico Coal Inc. and the Company, will remain a Participant as of such date. For all others, each full-time Employee will become a Participant on his or her date of employment. Each Employee who is not hired as a full-time Employee will become a Participant on the first day of the month coincident with or next following completion of a Year of Service.

2.2
PARTICIPATION AFTER REEMPLOYMENT    . If an individual ceases to be a Participant for purposes of eligibility to receive an allocation of Employer Contributions or make Deferral Contributions and rollover contributions because of his or her severance from employment, Disability, or otherwise becoming ineligible, the individual may again become a Participant for those purposes as soon as administratively possible after he or she again becomes an Employee eligible to participate under the Plan or returns to work as an eligible Employee after incurring a Disability.

2.3
CESSATION OF PARTICIPATION    . A Participant will cease to be a Participant as of the date he or she receives a complete distribution of his or her Account; provided, however, that for purposes of a Participant’s eligibility to receive an allocation of Employer Contributions or make Deferral Contributions and rollover contributions, a Participant will cease to be a Participant on the earliest of:

(a)	the Participant’s severance from employment;

(b)	the Participant’s Disability;

(c)	the date the Participant ceases to be an eligible Employee; or

(d)	the date the Plan is terminated.
A Participant with the employment status “layoff subject to recall” will not be considered to have a severance from employment for any purposes under the Plan.

2.4
MILITARY SERVICE    . Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u). If a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the Participant’s Beneficiary is entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed employment and then terminated employment on account of death. Moreover, the Plan will credit the Participant’s qualified military service as service for vesting purposes as though the Participant had resumed employment under USERRA immediately prior to the Participant’s death.

* * * * End of Article 2 * * * *

Article 3.

SERVICE AND VESTING

3.1	SERVICE COUNTING METHOD . For all service counting purposes under the Plan, all Employees will be credited with service pursuant to the Hours of Service method.

3.2	VESTED BENEFITS . The balance in a Participant’s Account will become vested and nonforfeitable as follows:

(e)
Fully Vested Accounts. A Participant will be 100% vested at all times in the following contributions: Pre-Tax Contributions, Catch-Up Pre-Tax Contributions, Roth Contributions, Catch-Up Roth Contributions, After-Tax Contributions, Rollover Contributions, QNECs, Safe Harbor Matching Contributions, and Profit Sharing Contributions under Section 4.5.

(f)
Matching Contributions (other than Safe Harbor Matching Contributions). A Participant’s vested percentage in his or her Matching Contributions other than Safe Harbor Matching Contributions will be determined under the following vesting schedule based on the Participant’s Years of Service:

Years of Service	Vested Percentage
Less than 1 year	0%
1 year	50%
2 or more years	100%

(g)	Events Fully Vesting Participant Accounts. Notwithstanding the foregoing, a Participant’s vested percentage in his or her Account will be 100% upon occurrence of the following events:

(1)	the Participant’s reaching Normal Retirement Age while in the service of the Employer;

(2)	separation from service due to the Participant’s Disability;

(3)
separation from service due to the Participant’s Death, including separation from service due to the Death of the Participant while performing qualified military service (within the meaning of Code Section 414(u));

(4)	termination or partial termination of the Plan affecting the Participant; or

(5)	complete discontinuance by the Employer of contributions to the Trust.

3.3	REINSTATEMENT OF VESTING SERVICE UPON REEMPLOYMENT .

(a)
A Participant who is reemployed after incurring fewer than five consecutive Breaks in Service will receive credit for vesting purposes for all Years of Service completed prior to and after the Participant’s period of Break in Service.

(b)
If a Participant is reemployed after incurring five or more consecutive Breaks in Service, Years of Service occurring after the period of Break in Service will not be counted in order to increase the Participant’s vested percentage with respect to Employer Contributions earned prior to the period of Break in Service.

3.4
FORFEITURES    . If a Participant (a) has a severance from employment before fully vesting in his or her Account and subsequently receives a distribution of the entire vested portion of his or her Account (which may be nothing if the Participant is 0% vested), or (b) incurs five consecutive Breaks in Service, the non-vested portion of the Participant’s Account will be forfeited and applied in accordance with Section 3.6. Such forfeiture will take place on the earliest of:

(a)	the last day of the Plan Year in which the Participant incurs a severance from employment if the Participant is 0% vested at the time of severance;

(b)	the last day of the Plan Year in which the Participant receives a distribution of his or her entire vested Account; or

(c)	the last day of the Plan Year in which the Participant first incurs five consecutive Breaks in Service.

3.5	RESTORATION OF FORFEITED AMOUNTS UPON REEMPLOYMENT . If a Participant is rehired by the Employer or Affiliated Company, amounts previously forfeited, if any, will be treated as follows:

(a)
Restoration if Distribution Repaid. If the Participant received a distribution of his or her entire vested Account and had a forfeiture and the Participant is rehired prior to the occurrence of five consecutive Breaks in Service, such Participant will be given the opportunity to contribute the full amount of the prior distribution from the Plan. If the Participant contributes the full amount of the prior distribution before the date that is the earlier of: (1) five years after the Participant’s date of reemployment or, (2) the date the Participant incurs five consecutive Breaks in Service following the date of distribution, the previously forfeited amounts will be restored to his or her Account without interest. If a Participant fails to contribute the full amount of the prior distribution, any previously forfeited amounts which would otherwise be restored pursuant to this section will not be restored. If the forfeiture of the Participant’s Account occurred upon the Participant’s severance from employment because the Participant was 0% vested, the Participant will be treated as repaying his or her deemed distribution on the Participant’s date of reemployment.

(b)
No Restoration. If a Participant is rehired after five consecutive Breaks in Service, no portion of the Participant’s non-vested Account will be restored and the Participant’s vested Account prior to the date of rehire, if any, will be maintained as a separate, fully vested Account.

(c)
Source of Restored Amounts. Forfeited amounts to be restored for any Plan Year may be restored from forfeitures as of the last day of a Plan Year, from additional Employer contributions for such Plan year, from Trust income, or from a combination of these methods.

3.6
APPLICATION OF FORFEITURES    . Should any forfeitures arise under the Plan, such forfeitures will be used to (a) pay reasonable Plan expenses, (b) reduce the amount of Employer Contributions, or (c) reinstate a Participant’s forfeited Account. The Plan may also maintain an unallocated expense account resulting from revenue sharing from Plan investments or other amounts similarly credited to the Plan. Amounts in any unallocated expense account will be used consistent with forfeitures under this Section 3.6.

* * * * End of Article 3 * * * *

Article 4.

CONTRIBUTIONS

4.1
DEFERRAL CONTRIBUTIONS    . A Participant may elect to have the Employer deduct a whole percentage of between 1% and 75% of the Participant’s Compensation (without regard to Code Section 401(a)(17)) that would otherwise be payable to him in cash for the Plan Year, but not exceeding the dollar limitations under Code Section 402(g), and limited to the amount available after all applicable voluntary and mandatory withholdings and deductions, and to have such amount contributed on the Participant’s behalf to the Plan as Deferral Contributions. The Participant may specify whether the Deferral Contributions made pursuant to this Section 4.1 are Pre-Tax Contributions, Roth Contributions or a combination of both and, once made, the Participant’s designation will be irrevocable; provided, however, the Participant may change his or her designation on a prospective basis. If the Participant fails to so designate, the Plan will treat all Deferral Contributions as Pre-Tax Contributions. Deferral Contributions are also subject to the following:

(h)	Method of Election. Participants may elect to make Deferral Contributions in one of the following methods:

(1)
Affirmative Election. Participants may affirmatively elect to make Deferral Contributions in such manner as approved by the Administrator. Participants may also change existing elections or reduce their election to zero.

(2)
Automatic Election. Unless otherwise elected, each Employee who becomes a Participant after the Effective Date will be deemed to have elected to make Deferral Contributions equal to 6% of Compensation, and will be deemed to have elected that the Employer reduce his or her Compensation by an equivalent amount for such purpose, effective as soon as administratively practicable and permitted under the Code, and after a 30-day waiting period. In addition, this automatic enrollment feature applies to rehired Employees. Participants will be deemed to have designated that such Deferral Contributions qualify as Pre-Tax Contributions; provided, however, that no Pre-Tax Contribution (or corresponding reduction in Compensation) will be deemed to have been authorized under this Section 4.1(a)(2) if the Participant affirmatively elects, in such manner as approved by the Administrator and within the timing required by the Administrator, to make a Deferral Contributions in accordance with Section 4.1(a)(1). Any Participant who was automatically enrolled and has not since made an affirmative election in accordance with Section 4.1(a)(1) (including an election to opt out), or who has made an affirmative election in accordance with Section 4.1(a)(1) but elected to defer at least 1% but less than 6% of Compensation, will have his or her Deferral Contribution percentage automatically increased by 1% effective as of the Participant’s anniversary date of participation, up to a maximum Elective Deferral Contribution percentage of 6%. Notwithstanding the foregoing, any Participant subject to the automatic increase program may elect to opt out in accordance with Plan procedures.

(i)
Catch-Up Contributions. All Participants who have attained or will attain age 50 before the close of the taxable year are eligible to make Catch-Up Pre-Tax Contributions and/or Catch-Up Roth Contributions for the taxable year in accordance with, and subject to the limitations of, Code Section 414(v). Catch-Up Pre-Tax Contributions and Catch-Up Roth Contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of Catch-Up Pre-Tax Contributions or Catch-Up Roth Contributions. If a Participant fails to designate whether the catch-up contribution is a Catch-Up Pre-Tax Contribution or a Catch-Up Roth Contribution, the Plan will treat such contribution as a Catch-Up Pre-Tax Contribution.

(j)
Limitations on Deferral Contributions. A Participant’s Deferral Contributions for a calendar year may not exceed the limit on elective deferrals provided in Code Section 402(g), as such amount may be adjusted pursuant to Code Section 402(g)(4) (“Elective Deferral Limit”). If the Administrator determines a Participant’s Deferral Contributions for a calendar year would exceed the Elective Deferral Limit, the Administrator may suspend the Participant’s Deferral Contributions until the following January 1. If a Participant makes elective deferrals to another cash or deferred arrangement, or contributes under a simplified employee pension cash or deferred arrangement, Code Section 403(b) annuity, Code Section 457 plan, or Code Section 501(c)(18) plan (irrespective of whether the Employer maintains the other plan), and the Participant’s contributions exceed the Elective Deferral Limit, the Participant will have the right to provide the Administrator with a written claim for Elective Deferrals in excess of the Elective Deferral Limit (“Excess Deferrals”) made for a calendar year. The Participant must submit the claim no later than the March 31 following the close of the particular calendar year and the claim must specify the amount of the Participant’s Excess Deferrals. In addition, the following rules apply:

(1)
Distribution of Excess Deferrals. If, after the close of a calendar year, the Administrator determines a Participant has Excess Deferrals or if the Administrator receives a timely claim of Excess Deferrals from the Participant, the Administrator will distribute the Excess Deferrals, as adjusted for allocable income or loss, no later than April 15th of the calendar year following the calendar year in which the Excess Deferrals occurred, or if later, the calendar year in which the Excess Deferrals were discovered.

(2)
Distribution of Pre-Tax Contributions and Roth Contributions. The Administrator will distribute Excess Deferrals pro rata, based on the amount of Pre-Tax Contributions and Roth Contributions made during the Plan Year in which the Excess Deferrals occurred. A distribution of Excess Deferrals from the Participant’s Roth Subaccount will not be treated as a Qualified Distribution.

(3)
Determination of Allocable Income or Loss to Excess Deferrals. The Administrator will adjust Excess Deferrals to be distributed under this Section 4.1(c) for any income or loss up to the last day of the Plan Year in which the Excess Deferrals occurred. The Administrator may use any reasonable method for computing the income or loss allocable to Excess Deferrals, provided the method does not violate Code Section 401(a)(4) and is used consistently for allocating income or loss to Participant Accounts and for all corrective distributions under the Plan for the Plan Year

(4)
Limitation on Highly Compensated Employees. The Company may, in its discretion, further limit the amount of Deferral Contributions that Highly Compensated Employees may contribute to the Plan. In applying such limits, the Company need not treat all Highly Compensated Employees the same and may apply the limit, or different limits, to different sets of Highly Compensated Employees, as it determines in its discretion.

4.2
ROLLOVER CONTRIBUTIONS    . Under such rules and procedures as the Administrator may establish, any Employee may contribute all or a portion of the distribution received from another qualified plan or individual retirement account or annuity if the amount contributed satisfies the requirements for an “eligible rollover distribution” pursuant to Code Section 402(c) or 408(d)(3). Rollover Contributions may include pre-tax and/or Roth contributions; however, rollover contributions will not be accepted from amounts that reflect Roth IRA contributions under Code Section 408A or accounts from a plan qualified under Code Section 403(b) or 457(b).

Prior to accepting a Rollover Contribution from a designated Roth account from another plan qualified under Code Section 401(a), the Administrator will require the transferring plan to provide a statement indicating the first year of the Five-Taxable-Year Period and the portion of the distribution that is attributable to investment in the contract under Code Section 72, or alternatively, that the distribution is a Qualified Distribution. The Administrator will only accept a direct rollover from the transferring plan with regard to designated Roth contributions from such other plan.

All such Rollover Contributions must be received by the Trustee on or before the 60th day after the day on which the Participant receives or is deemed to receive the distribution unless such rollover is a direct transfer of an eligible rollover distribution within the meaning of Code Section 401(a)(31). The Administrator may require such information as it may deem necessary to determine whether a distribution to a Participant satisfies the requirements of this Section 4.2.

4.3
SAFE HARBOR MATCHING CONTRIBUTIONS    . The Employer will make, each payroll period, a Safe Harbor Matching Contribution to the Plan on behalf of each Participant in an amount equal to 100% of such Participant’s Deferral Contributions up to 6% of the Participant’s Compensation.

4.4	OTHER MATCHING CONTRIBUTIONS. The Employer may make a discretionary Matching Contribution to the Plan on behalf of each Participant in an amount determined by the Employer in its sole discretion.

4.5
PROFIT SHARING CONTRIBUTION. The Employer will make a Profit Sharing Contribution to the Plan on behalf of each Participant employed by the Employer for each payroll period in a Plan Year. The total Profit Sharing Contribution will be made in an amount equal to 8.5% of each Participant’s Compensation, plus 5.7% of each Participant’s Compensation in excess of the Social Security taxable wage base for the Plan Year, for each payroll period.

4.6
AFTER-TAX CONTRIBUTIONS    . Effective as of the Effective Date, After-Tax Contributions (employee contributions made on an after-tax basis which are not Roth Contributions) are no longer permitted under the Plan.

4.7	QNECS . The Employer may, for any Plan Year, make QNECs on behalf of Participants in such amount when necessary. The following rules apply to QNECs:

(a)
Distribution of QNECs. QNECs are 100% vested and nonforfeitable when contributed to the Plan and are subject to the same distribution restrictions imposed on Deferral Contributions (distributions permitted only in the event of the Participant’s death, Disability, termination of employment, or attainment of age 59½, financial hardship satisfying the requirements of Code Section 401(k) and applicable Regulations, and a Plan termination without establishment of a successor defined contribution plan).

(b)
Allocation and Deposit of QNECs. QNECs for any Plan Year must be allocated to the Participant’s QNEC subaccount as of a date no later than the last day of such Plan Year, and must be actually paid to the Plan within the 12-month period following the last day of such Plan Year.

(c)
Allocation Method. To the extent permitted by law, the Employer may designate which Participants are to receive allocations of QNECs, and the method by which they are intended to be allocated to Participants.

4.8
METHOD OF ELECTION    . Any contribution requiring a Participant election under the Plan will be made in accordance with procedures established by the Administrator. Participants may also change existing elections or reduce their elections to zero. All Participant contributions will be authorized by the Participant (or be automatic contributions as provided under the Plan), made by payroll deduction, deducted from the Participant’s applicable compensation without reduction for any taxes or withholding (except for Roth Contributions), which will be deducted after reduction for taxes and withholding, except to the extent required by law, and paid by the Employer to the Trust.

* * * * End of Article 4 * * * *

Article 5.

INVESTMENTS

5.1	ACCOUNT . Each Account will be invested, reinvested and valued according to the following rules.

(c)
Commingled Investment Funds. At the direction of the Company, the Trustee will divide the Trust into two or more investment funds, one of which will be the Company Stock Fund (unless the Administrator determines that such an investment is not prudent), which will serve as vehicles for the investment of each Participant’s Account. The Company will determine the general investment characteristics and objectives of each investment fund and, with respect to each investment fund, will either (1) designate that the Trustee or an investment manager or the Company has investment discretion over such investment fund, or (2) designate one or more selected pooled investment vehicles (such as collective funds, group trusts, mutual funds and separate accounts under insurance contracts) to constitute such investment fund. The Trustee or investment manager (as defined under ERISA Section 3(38)) or the Company, as the case may be, will have complete investment discretion over each investment fund to which it has been assigned investment discretion, subject only to the general investment characteristics and objectives established for the particular investment fund. Until otherwise determined by the Company, the investment funds to be maintained will consist of the separate investment funds established and maintained prior to the restatement of this Plan.

(d)
Operational Rules. In accordance with uniform rules, the Company will determine the circumstances under which a particular investment fund may be elected or will be automatically utilized, the minimum or maximum amount or percentage of an Account which may be invested in a particular investment fund, and the effect of a Participant’s or Beneficiary’s failure to make an effective election with respect to all or any portion of an Account.

(1)
Permitted Restrictions to Preclude Market-Timing and Other Detrimental Practices. If the Company determines that a Participant is engaged in market-timing or other investment activity that has, or could potentially have, a detrimental impact on other Participants (directly, or as an indirect result of the impact that activity of such type may have on investors in the investment fund in terms of increased fees borne by investors, inefficiencies in investment management or otherwise) or that contravenes the rules of such investment option, the Company may, in its sole discretion, restrict such transactions (for example, by precluding certain transactions or types of investment activity, delaying the implementation of investment directions, limiting the dollar amount of permitted transactions, restricting the number of investment directions that can be given within a specified period, or requiring that directions be made in a certain manner or a certain period of time prior to being effectuated). The Company may apply any such restriction to the Participant in question, or may establish rules and procedures to apply such restriction to all or specified groups of Participants. The Company may rely conclusively on a determination made by the investment manager of an investment fund (or an agent thereof) that investment activity of a given type may be detrimental to investors or contravenes the rules of such investment option.

(2)
Restrictions Resulting from Insider Trading Policy. Transfer directions with respect to investments in the Company Stock Fund may be limited under any insider trading policy that may be adopted from time to time by the Company (acting in its corporate capacity), the terms and conditions of which will be deemed to form part of the Plan.

(e)
Revising Investment Funds. The Company has the power, from time to time, to dissolve investment funds, to direct that additional investment funds be established, to change investment managers for any one or more of the investment funds, and, under uniform rules, to withdraw or limit participation in a particular investment fund. In connection with the power to commingle reserved to the Trustee, the Company also has the power to direct the Trustee to consolidate any separate investment funds with any other separate investment funds having the same investment objectives which are established under any other retirement plan trust fund of the Employer or any corporation affiliated in ownership or management with the Employer of which the Trustee is trustee and which are managed by the Trustee or the same investment manager.

(f)
ERISA Section 404(c) Compliance. The Company may establish investment funds and operational rules that are intended to satisfy ERISA Section 404(c) and applicable Regulations. Such investment funds will permit Participants and Beneficiaries the opportunity to choose from at least three investment alternatives, each of which is diversified, each of which present materially different risk and return characteristics which in the aggregate enable Participants and Beneficiaries by choosing among them to achieve a portfolio with appropriate risk and return characteristics at any point within the range normally appropriate for the Participant or Beneficiary, and each of which when combined with investments in the other alternatives tends to minimize through diversification the overall risk of a Participant’s or Beneficiary’s portfolio. Such operational rules will provide the following, and will otherwise comply with ERISA Section 404(c) and applicable Regulations and rules:

(6)
Participants and Beneficiaries may give investment instructions to the Trustee at any time, and such investment instructions will be given effect as soon as administratively practicable unless otherwise prohibited under the Plan or by applicable law.

(7)
The Trustee must follow the investment instructions of Participants and Beneficiaries that comply with the Plan’s operational rules, provided that the Trustee may in any event decline to follow any investment instructions that:

(D)	would result in a prohibited transaction described in ERISA Section 406 or Code Section 4975;

(E)	would result in the acquisition of an asset that might generate income which is taxable to the Plan;

(F)	would not be in accordance with the documents and instruments governing the Plan insofar as they are consistent with Title I of ERISA;

(G)
would cause a fiduciary to maintain indicia of ownership of any assets of the Plan outside of the jurisdiction of the district courts of the United States other than as permitted by ERISA Section 404(b) and Regulation Section 2050.404b-1;

(H)	would jeopardize the Plan’s tax status under the Code; or

(I)	could result in a loss in excess of a Participant’s or Beneficiary’s Account balance.

(8)	Participants and Beneficiaries will be periodically informed of actual expenses to their Accounts that are imposed by the Plan and are related to their Plan investment decisions.

(9)
With respect to any investment fund holding Employer securities and intended to satisfy the requirements of ERISA Section 404(c), (A) Participants and Beneficiaries will be entitled to all voting, tender and other rights appurtenant to the ownership of such securities, (B) procedures will be established to ensure the confidential exercise of such rights, except to the extent necessary to operate the Plan and to comply with federal and state laws not preempted by ERISA, and (C) the Trustee will ensure the sufficiency of and compliance with such confidentiality procedures.

(10)	Participants must comply with any rule set by the officer of the investment fund in which the Participant has invested funds.

(g)
Valuation of Fund. The Trustee will value each investment fund on each Valuation Date, which valuation will reflect, as nearly as possible, the then fair market value of the assets comprising such investment fund (including income accumulations therein). In making such valuations, the Trustee may rely upon information supplied by any investment manager having investment responsibility over the particular investment fund.

(h)
Adjustment of Accounts. The Trustee will cause the value of each Account or portion of an Account invested in a particular investment fund to be increased (or decreased) from time to time for distributions, contributions, investment gains (or losses) and expenses charged to the Account.

(i)
Rules. The Company may establish additional rules for the adjustment of Accounts including but not limited to the times when contributions will be credited under Article 4 for the purposes of allocating gains or losses under this Article 5.

5.2	MANAGEMENT AND INVESTMENT OF TRUST . Except as otherwise provided above, the Trust will be managed as provided in the Trust Agreement.

5.3	STATEMENTS . All Participants will be furnished statements of their Accounts, from time to time, in accordance with applicable law.

5.4
QUALIFIED DOMESTIC RELATIONS ORDERS    . If the Participant’s Account is the subject of a QDRO, the alternate payee under such QDRO will be entitled to direct the investment of the portion of the Account subject to such order. For the avoidance of doubt, an alternate payee will only be entitled to direct investment after a Participant’s Account has been separated pursuant to an order and such order is determined to be a QDRO.

* * * * End of Article 5 * * * *

Article 6.

IN SERVICE WITHDRAWALS

6.1
AGE 59-1/2 WITHDRAWALS    . A Participant who has attained age 59-1/2 may request to withdraw from the Plan all or a portion of the Participant’s Account representing Participant contributions and the vested portion of Employer Contributions (other than amounts from the Participant’s Money Purchase Transfer Subaccount, if any). The Participant must request such withdrawal in any manner in which the Administrator may from time to time uniformly prescribe which may include the use of electronic transmissions and/or interactive voice response systems. An age 59-1/2 withdrawal by a Participant will be made on a pro rata basis from the Participant’s Account excepting Roth Contributions, which such Roth Contributions will be used last to fund any age 59-1/2 withdrawal requests. Such a withdrawal will be made ratably from the investments held by the Account from which the withdrawal is made.

6.2
HARDSHIP WITHDRAWALS    . A Participant may request a hardship withdrawal if the Participant satisfies the following requirements. Payment of a hardship withdrawal will be made in a lump sum to the Participant and must be on account of hardship. A distribution is on account of hardship only if the distribution is both made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

(d)	Immediate and Heavy Financial Need. A hardship withdrawal will be deemed to be made on account of an immediate and heavy financial need if the distribution is on account of:

(11)
medical expenses for medical care described in Code Section 213(d) incurred by the Participant , the Participant’s Spouse, any dependents of the Participant (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), or the Participant’s Beneficiary;

(12)	the purchase (excluding mortgage payments) of a principal residence for the Participant;

(13)
payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant, the Participant’s Spouse, children, any dependents of the Participant(as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), or the Participant’s Beneficiary;

(14)	the need to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(15)
payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children, dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B)), or Beneficiary;

(16)
expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of the affected Participant’s adjusted gross income); or

(17)	other similar extraordinary events as may be determined by the Commissioner of the Internal Revenue Service in published rulings, notices and other documents of general applicability.

(e)	Satisfaction of Need. A hardship withdrawal will be deemed to meet the requirement that the distribution is necessary to satisfy that financial need if:

(3)
the distribution does not exceed the amount of the immediate and heavy financial need of the Participant (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);

(4)	the Participant obtains all distributions (other than the hardship distribution) and all nontaxable loans available under all plans of the Employer before receiving a hardship distribution; and

(5)
the Participant’s Deferral Contributions and After-Tax Contributions under the Plan, and any other employee contributions to any deferred compensation plan of the Employer, are suspended for six months following the date the Participant receives the hardship distribution, after which time the Participant’s Deferral Contribution and After-Tax Contribution elections to defer under this Plan will be automatically reinstated.

(f)
Withdrawal from Accounts. A hardship withdrawal will only be available from the following subaccounts excluding any interest or earnings: Pre-Tax Contribution subaccount, Roth Contribution subaccount, Catch-Up Pre-Tax Contribution subaccount, Catch-Up Roth Contribution subaccount, and any Employer Contributions subaccount (other than the Money Purchase Transfer Subaccount, QMACs, QNECs, and safe harbor contributions). A hardship withdrawal by a Participant will be made on a pro rata basis from the Participant’s Account, excepting Roth Contributions, which such Roth Contributions will be used last to fund any hardship withdrawal requests. Such a withdrawal will be made ratably from the investments held by the Account from which the withdrawal is made.

6.3	OTHER IN SERVICE WITHDRAWALS . A Participant may, without demonstrating hardship, request the following in service withdrawals, in accordance with procedures set by the Administrator:

(a)	After-Tax Withdrawals. The Participant may elect an in-service withdrawal from all or a portion of the Participant’s After-Tax Contributions at any time.

(b)	Rollover Withdrawals. The Participant may elect an in-service withdrawal from all or a portion of the Participant’s Rollover Account at any time.

(c)	Money Purchase Transfer Subaccount. A Participant who has attained age 62 may elect an in-service withdrawal from all or a portion of the Participant’s Money Purchase Transfer Subaccount.
Any in-service withdrawal will be made in a lump sum to the Participant, on a pro rata basis from the Participant’s Account, and ratably from investments held by the Account from which the withdrawal is made.

6.4
WITHDRAWALS WHILE ON MILITARY DUTY    . A Participant who is on active duty in qualified military service as defined under Code Section 414(u) for more than 30 days may withdraw amounts from his or her vested Account in accordance with the procedures established by the Administrator; provided, however, that the Participant’s Deferral Contributions, After-Tax Contributions, and any other employee contributions under all qualified and nonqualified deferred compensation plans of the Employer are suspended for six months following the date the Participant receives the distribution.

6.5
LOANS    . The Company may adopt a loan policy pursuant to which a Participant may request a loan and the Trustee may make such a loan. Any loan policy will comply with Code Sections 72(p)(2) and 4975(d)(1).

* * * * End of Article 6 * * * *

Article 7.

DISTRIBUTIONS

7.1	DISTRIBUTABLE EVENTS . A Participant’s vested Account will be payable at the occurrence of any one of the following distributable events:

(g)	Termination of Employment. If a Participant’s employment is terminated, the Participant will be entitled to receive his or her vested Account in accordance with Section 7.2.

(h)
Death. In the event of a Participant’s death, the Participant’s vested Account will be paid pursuant to Section 7.2 and in accordance with Section 7.8, after receipt by the Plan of acceptable proof of death.

(i)
Disability. If a Participant incurs a Disability, the Participant will be entitled to receive his or her vested Account in accordance with Section 7.2, provided the Participant has not returned to work.

7.2
TIMING OF PAYMENT    . If a Participant has a distributable event as described in Section 7.1, the Participant, his or her Surviving Spouse or other Beneficiary must notify the Plan of his or her election to commence payment in accordance with procedures established by the Administrator. A Participant’s vested Account will be distributed as follows:

(d)
Amount Does Not Exceed Cash-Out Limit. If a Participant’s vested Account as of the Participant’s severance from employment does not exceed the Cash-Out Limit (including the value of the Participant’s Rollover Account), the Trustee will distribute the Participant’s vested Account as soon as administratively practicable following the Participant’s severance from employment. If the vested Account balance exceeds $1,000 (including the value of the Participant’s Rollover Account) but does not exceed the Cash-Out Limit, and if the Participant does not elect to have his or her distribution paid directly to an eligible retirement plan or to receive the distribution directly, then the Trustee will pay such distribution in a direct rollover to an individual retirement plan designated by the Administrator.

(e)
Amount Exceeds Cash-Out Limit. If the Participant’s vested Account as of the Participant’s severance from employment exceeds the Cash-Out Limit (including the value of the Participant’s Rollover Account), the Participant may elect to have his or her vested Account paid as soon as administratively feasible following the date selected by the Participant. A Participant’s failure to elect to have his or her vested Account paid will be deemed an election to defer payment until such an election is made or a distribution under Section 7.5 is required.

7.3
FORM OF DISTRIBUTION    . Except as described in Section 7.4, all payments under the Plan may be made in cash or Company Stock and will be paid in any of the following forms, as elected by the Participant (or Beneficiary):

(a)	Lump Sum. The Participant (or his or her Surviving Spouse or other Beneficiary) may elect to receive the entire value of the Participant’s vested Account as a lump sum payment.

(b)
Installment Payments. The Participant (or his or her Surviving Spouse or other Beneficiary) may elect to receive the entire value of the Participant’s vested Account in periodic payments of substantially equal amounts for a specified number of years but in no event for a period extending beyond the life expectancy of the Participant and his or her Surviving Spouse or designated Beneficiary. The unpaid balance at the end of each period will be held in the Trust and will share in the income and losses thereon (unless the unpaid balance is transferred by agreement of the Participant and the relevant Trustee(s) to a separate interest bearing savings account or certificate of deposit upon or following commencement of the periodic payments). Such periodic payments will be made not less frequently than annually. A Participant who has selected periodic payments may, at any time prior to the payment of the final periodic payment, change his or her benefit payment selection and elect to have the balance of all unpaid benefits paid in a lump sum.

(c)	Partial Distributions. The Participant (or his or her Surviving Spouse or other Beneficiary) may elect to receive a partial distribution of the Participant’s vested Account at any time.

7.4
MONEY PURCHASE TRANSFER SUBACCOUNT    . A Participant’s Money Purchase Transfer Subaccount is subject to the following distribution provisions unless such subaccount is subject to Section 7.2(a). A Participant’s Money Purchase Transfer Subaccount will be distributed to the Participant in the normal form of distribution described in Section 7.4(a) or, if the Participant makes a valid waiver election pursuant to Section 7.4(c), then in one of the optional forms of benefit available under Section 7.4(b).

(d)
Normal Form of Distribution. The normal form of distribution is a Qualified Joint and Survivor Annuity. The Administrator may, in its discretion, instead distribute an annuity contract to the Participant, which is purchased with the Participant’s vested Money Purchase Transfer Subaccount.

(e)
Optional Forms of Distribution. The optional forms of distribution available with respect to the Participant’s vested Money Purchase Transfer Subaccount are the payment forms described in Section 7.3 and, for a married Participant: (1) a Qualified Optional Survival Annuity or (2) an immediate annuity that is purchasable with the Participant’s vested Money Purchase Transfer Subaccount and provides a life annuity for the Participant.

(f)
Distribution Election. A Participant may elect to receive a distribution of his or her Money Purchase Transfer Subaccount at any time following the date the Participant has a distributable event described in Section 7.1, subject to the provisions of this Section 7.4. The Participant’s election is irrevocable.

(3)
Benefit Notice. Not earlier than 180 days before the Participant’s Annuity Starting Date, the Administrator will provide the Participant a written explanation of the terms and conditions of the Qualified Joint and Survivor Annuity; the optional methods of distribution available under the Plan, including the material features and relative values of those methods; the Participant’s right to defer distribution of his or her Account, if any; the Participant’s right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit; the rights of the Participant’s Spouse regarding the waiver election; and the Participant’s right to make, and the effect of, a revocation of a waiver election. A Participant may elect (with applicable Spousal consent) to waive any requirement that the written notice be provided at least 30 days before the Annuity Starting Date if the distribution commences more than seven days after such notice is provided.

(4)
Distribution in Accordance with Participant’s Election. If a Participant makes an election under this Section 7.4(c), the Administrator will direct the Trustee to distribute the Participant’s vested Account in accordance with that election. The Participant will make an election in such manner as approved by the Administrator at any time before the Trustee otherwise would distribute a Participant’s Account in accordance with the requirements of this Article 7.

(5)
Waiver of Annuity. A Participant may receive a distribution of his or her vested Money Purchase Transfer Subaccount without regard to the annuity provisions if the Participant’s election effectively waives the Qualified Joint and Survivor Annuity. A married Participant’s waiver election is not valid unless:

(A)
the Participant’s Spouse (to whom the survivor annuity is payable under the Qualified Joint and Survivor Annuity) has consented in writing to the waiver election, the Spouse’s consent acknowledges the effect of the election, and a notary public or a Plan representative witnesses the Spouse’s consent;

(B)	the Spouse consents to the alternate form of distribution designated by the Participant or to any change in that designated form of distribution; and

(C)	the Spouse consents to the Participant’s designation of a Beneficiary other than the Spouse or to any change in the Participant’s Beneficiary designation.

(6)
Exceptions to Spousal Consent. The Administrator may accept as valid a waiver election which does not satisfy the spousal consent requirements if the Administrator establishes the Participant does not have a Spouse, the Participant’s Spouse is not legally competent to give consent, the Participant’s Spouse is not able to be located, the Participant is legally separated or has been abandoned (within the meaning of applicable state law) and the Participant has a court order to that effect, or other circumstances exist under which the Secretary of the Treasury will excuse the consent requirement.

(7)
Scope of Spousal Consent. The Spouse may execute a blanket consent to any form of distribution designation made by the Participant, if the Spouse acknowledges the right to limit that consent to a specific designation but, in writing, waives that right.

(8)
Revocation of Waiver. The Spouse’s consent to a waiver of the Qualified Joint and Survivor Annuity is irrevocable, unless the Participant revokes the waiver election. A Participant is entitled to revoke a waiver of the Qualified Joint and Survivor Annuity or to make a new waiver an unlimited number of times during the election period.

(g)
Death Benefit. If an unmarried Participant dies, the vested portion of the Participant’s Money Purchase Transfer Subaccount will be payable to the Participant’s Beneficiary in the form elected by the Beneficiary, which form will be in accordance with Section 7.3. If a married Participant dies prior to the Participant’s Annuity Starting Date, the vested portion of the Participant’s Money Purchase Transfer Subaccount will be payable to the Spouse in the form of a Qualified Preretirement Survivor Annuity, unless the Participant has a valid waiver election in effect. The Administrator may, in its discretion, distribute to the Spouse such annuity contract purchased on behalf of the Spouse. The Spouse may elect an alternative form of distribution as permitted under Section 7.3. In the absence of an election by the Spouse, the Qualified Preretirement Survivor Annuity will be distributed at the time the Participant would have attained age 62. The portion of a Participant’s vested Money Purchase Transfer Subaccount not payable to the Spouse, if any, as a Qualified Preretirement Survivor Annuity will be payable to the Participant’s Beneficiary in the form elected by the Beneficiary under Section 7.3.

7.5
REQUIRED MINIMUM DISTRIBUTIONS    . Notwithstanding anything herein to the contrary, all distributions under the Plan will be made starting no later than the Required Beginning Date, and determined and made in accordance with the requirements of Code Section 401(a)(9) and Regulation Sections 1.401(a)(9)-1 through 1.401(a)(9)-9, including the incidental death benefit requirement in Code Section 401(a)(9)(G). The requirements of Code Section 401(a)(9) and applicable Regulations will take precedence over any inconsistent provision in the Plan.

7.6
DIRECT ROLLOVER    . A distributee may elect in accordance with procedures established by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. The following definitions apply for purposes of this Section 7.6:

(a)
Eligible Rollover Distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of 10 years or more; (2) any distribution to the extent such distribution is required under Code Section 401(a)(9); (3) any hardship distribution made under Section 6.2 of the Plan; (4) corrective distributions; (5) Participant loans; or (6) permissible withdrawals under Code Section 414(w).

(b)
Eligible Retirement Plan. An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an individual retirement plan described in Code Section 408A (a Roth IRA), an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), an annuity contract described in Code Section 403(b), or an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, that accepts the distributee’s eligible rollover distribution. In the case of an eligible rollover distribution to a non-Spouse distributee, eligible retirement plan means an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), or an individual retirement plan described in Code Section 408A (a Roth IRA) which is treated as an inherited arrangement.

With respect to any portion of an eligible rollover distribution attributable to After-Tax Contributions, an eligible retirement plan is only an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an individual retirement plan described in Code Section 408A (a Roth IRA) and, if the arrangement agrees to separately account for the After-Tax Contributions, an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), or an annuity contract described in Code Section 403(b), that accepts the distributee’s eligible rollover distribution.

(c)	Distributee. A distributee includes a Participant, a former Participant, a Beneficiary of a Participant or former Participant as designated under Section 7.7, or an alternate payee.

(d)	Direct Rollover. A direct rollover is a payment by the Plan to an eligible retirement plan specified by the distributee.

7.7
BENEFICIARY DESIGNATION    . Subject to the provisions of Section 7.8, each Participant has the right at any time to designate, and rescind or change any designation of, a primary and contingent Beneficiary or Beneficiaries to receive benefits in the event of his or her death. A designation or change of Beneficiary will be made in accordance with procedures established by the Administrator. A Beneficiary is permitted to waive or disclaim his or her benefits under this Plan in favor of any named contingent Beneficiaries.

7.8	DEATH BENEFIT . Except as provided in Section 7.4(d) with respect to a Participant’s Money Purchase Transfer Subaccount, the following distribution rules apply to a Participant’s Account upon death.

(a)
Payment to Beneficiary. Payment of a Participant’s vested Account will be paid to the Participant’s Surviving Spouse, unless a Participant prior to his or her death filed a Qualified Election, in which case, the Participant’s vested Account will be distributed in accordance with such election. If the Participant has not designated a Beneficiary, or if there is no designated Beneficiary alive when a death benefit becomes payable, the Participant’s vested Account will be paid to the Participant’s Surviving Spouse, or if no Surviving Spouse, then in the following order: (1) to the Participant’s issue by representation, as defined in the Colorado Probate Code; (2) to the Participant’s father and mother, in equal shares, or all to the survivor; or (3) to the personal representative of the Participant’s estate.

(b)
Payment Upon Death of Beneficiary Once Payments Begin. Once payments have begun to a Beneficiary, such Beneficiary may designate his or her own Beneficiary in the manner specified by procedures established by the Administrator. If the Beneficiary dies while entitled to additional benefits from the Plan, such additional benefits will be paid to the Beneficiary’s designated Beneficiary. If the Beneficiary has not designated a Beneficiary, or if there is no designated Beneficiary alive when the original Beneficiary dies, the benefit, or the balance then remaining, will be paid to the original Beneficiary’s Surviving Spouse, or if he or she has no Surviving Spouse, then in the following order: (1) to the Beneficiary’s issue by representation, as defined in the Colorado Probate Code; (2) to the Beneficiary’s father and mother, in equal shares, or all to the survivor; or (3) to the personal representative of the Beneficiary’s estate.

7.9
QUALIFIED DOMESTIC RELATIONS ORDERS    . All rights and benefits, including elections, provided to a Participant in this Plan will be subject to the rights afforded to any alternate payee (within the meaning of Code Section 414(p)) pursuant to a QDRO. The Administrator will establish reasonable written procedures to determine the qualified status of domestic relations orders and to administer distributions made thereunder in a manner consistent with the requirements of Code Section 414(p). Notwithstanding any provision of this Plan to the contrary, the distribution of all or the portion of a Participant’s vested Account that is assigned to an alternate payee under a QDRO will commence as soon as administratively practicable after the later of the following dates: (a) the date on which the Administrator determines that the domestic relations order pertaining to the alternate payee is a QDRO, or (b) the date specified in the QDRO; provided, however, that the provisions of Section 7.2 apply with respect to timing and form of distribution. Distributions made pursuant to this Section 7.9 will completely discharge the Plan of its obligations with respect to the Participant and each alternate payee to the extent of any such distributions.

7.10
UNCASHED CHECKS AND UNCLAIMED ACCOUNTS    . A check that is sent to a Participant or to a Beneficiary of a Participant and which is not deposited prior to its expiration or is returned to the Trustee will be deposited in the Trust in a forfeiture account in accordance with the Plan’s procedures; provided that such procedure is in compliance with the Code, Regulations, and other guidance issued by the Department of Labor. Furthermore, if the Participant or Beneficiary is located, the check will be reissued and distributed to the Participant or Beneficiary (without adjustment for gain or loss).

* * * * End of Article 7 * * * *

Article 8.

ADMINISTRATION

8.1	PLAN ADMINISTRATION . The Administrator is the Plan administrator and is the named fiduciary of the Plan within the meaning of ERISA.

8.2
POWER OF THE ADMINISTRATOR    . The Administrator may adopt such rules governing its actions as it may deem necessary, desirable, or appropriate. The Administrator has the power to change from time to time all rules, regulations and tables required in the administration of the Plan, and will enforce the terms of the Plan. Further, the Administrator has complete and unfettered discretion in both interpreting the terms and provisions of the Plan and in determining, in the case of any benefit, option, right, feature, or matter contingent on criterion set forth in the Plan, whether such criteria have been met, including but not limited to discretionary authority to determine eligibility for benefits and construe the terms of the Plan. In furtherance of the foregoing, the Administrator has all powers necessary to accomplish such purposes, including but not by way of limitation, the following:

(d)	To issue rules and regulations necessary for the proper conduct and administration of the Plan and to change, alter, or amend such rules and regulations;

(e)	To interpret and construe the provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof;

(f)	To resolve all questions arising under the Plan, including those relating to coverage and participation under the Plan and the rights of Participants;

(g)	To determine all considerations affecting the eligibility of any Employee to be or to become a Participant of the Plan;

(h)	To determine the service of any Participant for Plan purposes and to compute the amount of benefit, or other sum, payable under the Plan to any person;

(i)	To prescribe procedures for any purpose under the Plan;

(j)
To communicate the Plan and its eligibility requirements to Participants and Beneficiaries and other persons who may be eligible to participate and notify Employees if and when they become eligible to participate;

(k)	To make available to any Participant or Beneficiary upon request, for examination during business hours, such records at they pertain exclusively to such Participant or Beneficiary;

(l)	To receive from Participants and Beneficiaries such information as are necessary for the proper administration of the Plan;

(m)	To receive, review, and maintain (as it deems convenient and proper) financial reports received from the Trustee;

(n)	To authorize the Trustee to make any necessary payments to any Participant or Beneficiary under the Plan and to pay all necessary expenses for the administration of the Plan;

(o)
To employ such counsel and agents, and to obtain such clerical, medical, legal, accounting, investment advisory, and custodial services as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(p)
To have prepared and filed with the United States Department of Labor and the United States Department of Treasury and other governmental agencies all reports or other information required under federal, state, or other law; and

(q)
To correct any errors in the administration of the Plan in accordance with Internal Revenue Service procedures and rules adopted, issued, and maintained by the United States Department of Labor and as they may be modified from time to time.

Unless otherwise provided in the rules governing its action, the Administrator may take action under the Plan either informally (by its delegate) or formally (by resolution), as determined by the Administrator.

8.3
ALLOCATION OF RESPONSIBILITY    . The Administrator, Trustee and any investment manager have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan and the Trust Agreement. In general, the Company has the responsibility for making the contributions under the Plan specified in Article 3, and has the sole authority to appoint and remove the Trustee, any investment manager, and to amend or terminate, in whole or in part, this Plan or the Trust Agreement. The Administrator has the sole responsibility for the administration of this Plan (except as specifically otherwise provided in the Plan) which responsibility is specifically described in this Plan and the Trust Agreement. The Trustee has the sole responsibility for the administration and management of the Trust, as provided in the Trust Agreement, except as such responsibility may be delegated to an investment manager under the provisions of the Trust Agreement. Each of the Company, Administrator, Trustee or investment may rely upon any such direction, information or action of another fiduciary as being proper under this Plan or the Trust Agreement, and is not required to inquire into the propriety of any such direction, information or action. It is intended under this Plan and the Trust Agreement that each fiduciary is responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust Agreement and will not be responsible for any act or failure to act of another fiduciary.

8.4	CLAIMS PROCEDURE .

(a)
Filing a Claim. A Participant or Beneficiary, or the Participant’s or Beneficiary’s duly authorized representative (“claimant”) may claim any benefits due under this Plan by following the procedures under the Plan and outlining the nature, amount and form of benefits due.

If a claim for benefits by a claimant is wholly or partially denied, written notice of the denial will be furnished to the claimant within a reasonable period of time, not later than 90 days after the claim is filed (or 180 days, if special circumstances require an extension). The notice will contain the specified reason for denial, reference to the Plan provisions on which denial is based, a description of any additional material or information necessary to perfect the claim, including an explanation of why such information is necessary, and an explanation of the claim review procedure under this Plan and the time period within which the appeal must be filed. The notice also will contain a description of the Plan’s review procedures, including the claimant’s right to bring a civil action under ERISA following an adverse determination on the claimant’s appeal, and language informing the claimant that he or she can seek additional information about potential alternative dispute resolution methods available under the Plan. Such notice will be written in nontechnical language designed to be understood by the claimant. If notice of denial is not furnished and the claim is not granted within a reasonable period of time, the claim will be deemed denied for the purpose of proceeding to the review stage.

(b)
Claimant’s Rights if Claim is Denied. A claimant may appeal a denial of a claim by following the procedures under the Plan. In making such appeal, the claimant must, within a period of 60 days after receipt of denial, request a review, and may review pertinent documents and submit, in writing, issues and comments. The decision on the appeal will be made within 60 days after the request for review, unless special circumstances require an extension of time, in which case a decision will be rendered no later than 120 days after the request for review. The review of an adverse decision with respect to a claimant’s benefit claim will be undertaken in a “full and fair” manner, which means that all comments, documents, records, and other information submitted by the claimant relating to his or her claim will be reviewed, without regard to whether such information was previously submitted or relied upon in the initial documentation. In addition, benefit claim determinations will be made in accordance with the Plan document, and will apply Plan provisions consistently with respect to similarly situated claimants. The decision will include specific reasons for the decision and specific references to Plan provisions on which the decision is based, and it will be communicated in writing to the claimant. Any decisions with respect to a claimant’s claim may, as an alternative to a written response, be provided electronically. Any electronic response will be provided in accordance with the requirements for electronic notifications contained in ERISA and applicable Regulations.

(c)
Exhaustion of Remedies and Time Limitation on Review of Denied Claims. In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Section 8.4 must be exhausted before legal recourse of any type is sought. If the claimant takes legal action relating to a benefit under the Plan, the legal action must be filed within three years after the benefit claim was initially filed with the Plan, or the legal action will be barred.

8.5
FACILITY OF PAYMENT    . Whenever, in the Administrator’s opinion, a person entitled to receive any benefit is legally disabled or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrator may direct the payments to be made to such person or to his or her legal representative or to a relative or friend of such person for his or her benefit, or the Administrator may direct that the payment be applied for the benefit of such person in such manner as the Administrator considers advisable. Any payment of a benefit in accordance with the provisions of this section will be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

8.6
TRUST    . All Contributions will be paid into the Trust. All benefits under this Plan will be paid from the Trust. All assets of the Trust, including investment income, will be used for the exclusive benefit of Participants and their Beneficiaries, and will be used to pay benefits to such persons or to pay administrative expenses to the extent not paid by the Company, and will not revert to or inure to the benefit of the Company.

8.7
FIDUCIARY LIABILITY    . The Plan is designed to meet the requirements of ERISA Section 404(c) and applicable Regulations. Accordingly, to the maximum extent permitted by applicable law, any Plan fiduciaries will be relieved of any liability under Part 4 of Title I of ERISA for the results of any Participant’s or Beneficiary’s exercise of control over the assets in his or her Account.

It is specifically provided that the Company may purchase out of its own funds or the Trustee may purchase out of the Trust insurance for employees of the Company, or a committee, and for the Trust itself, to cover liability or losses occurring by reasons of the act of omission of any one or more of the employees of the Company appointed to serve the Plan, provided such insurance permits recourse by the insurer against such Company.
* * * * End of Article 8 * * * *

Article 9.

AMENDMENT, TERMINATION AND MERGER

9.1	ACTION BY COMPANY . Any action by the Company under this Plan may be made by the Company, or by any person or persons duly authorized to take such action.

9.2	AMENDMENTS .

(h)
In General. The Company reserves the right to amend the Plan from time to time so long as such amendments do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or Beneficiaries; provided, however, that the Company may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with applicable law, except that no amendment to the Plan will decrease a Participant’s Account balances or eliminate an optional form of benefit, except to the extent allowed by the Code, ERISA, and Regulations. Schedules under the Plan may be updated from time to time without formal amendment.

(i)
Amendment to Vesting Schedule. With respect to benefits accrued as of the later of the adoption or effective date of an amendment, the vested percentage of each Participant will be the greater of the vested percentage under the old vesting schedule or the vested percentage under the new vesting schedule.

9.3	RIGHT TO TERMINATE . In accordance with the procedures set forth in this Article 9, the Company reserves the right to terminate this Plan at any time.

(d)
Partial Termination. Upon termination of the Plan with respect to a group of Participants which constitutes a partial termination of the Plan, the Accounts of those Participants terminated in connection with such partial termination will become fully vested and nonforfeitable, and the Trustee will allocate and segregate for the benefit of the Participants with respect to which the Plan is being terminated the proportionate interest of such Participants in the Trust. The funds so allocated and segregated will be used by the Trustee to pay benefits to or on behalf of Participants in accordance with Section 9.3(b).

(e)
Liquidation of Trust. Upon termination or partial termination of the Plan, the Trustee will distribute the assets remaining in the Trust (or the portion thereof segregated in accordance with Section 9.4(a)), after payment of any expenses properly chargeable thereto, to the Participants and Beneficiaries in proportion to their respective Account balances in accordance with the provisions of and by the methods provided for in Article 7.

9.4	SUCCESSOR COMPANY; MERGER; CONSOLIDATION OF PLANS .

(e)
Successor Company. In the event of the dissolution, merger, consolidation or reorganization of an Employer, provision may be made by which the Plan will be continued by the successor; and in that event, such successor is substituted for such Employer under the Plan. The substitution of the successor will constitute an assumption of Plan liabilities by the successor and the successor will have all of the powers, duties and responsibilities of the Employer under the Plan.

(f)
Plan Assets. In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust to other funds held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Trust applicable to such Participant will be transferred to the other trust funds only if:

(1)
each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

(2)
resolutions of the Company’s Board of Directors, and of any new or successor company, authorize such transfer of assets; and, in the case of the new or successor company, its resolutions include an assumption of liabilities with respect to each Participant’s inclusion in the new company’s plan; and

(3)	such other plan and fund are qualified under Code Sections 401(a) and 501(a).
* * * * End of Article 9 * * * *

Article 10.

MISCELLANEOUS

10.1
NO GUARANTEE OF EMPLOYMENT    . Nothing contained in this Plan will be construed as a contract of employment between the Employer or any Affiliate and any Employee, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause.

10.2
RIGHTS TO TRUST    . No Employee or Participant has any right to, or interest in, the Trust upon termination of his or her employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Participants out of the Trust. Except as otherwise may be provided under applicable laws, all payments of benefits as provided for in this Plan will be made solely out of the Trust and none of the Company, Administrator, Trustee or investment manager will be liable for such payments in any manner.

10.3
NONALIENATION OF BENEFITS    . Benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a Spouse or former Spouse, or for any other relative of the Employee, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable hereunder, is void. Notwithstanding the foregoing, the Company will direct the Trustee of the Trust to distribute benefits in accordance with the terms of any QDRO as provided under Section 7.9.

10.4
ALLOCATION LIMITATIONS AND MISTAKE OF FACT    . In no event will amounts be allocated to the Account of any Participant to the extent such amounts would contravene the conditions set forth in Appendix A to the Plan. Also, all Employer Contributions to the Plan are conditioned on their qualification for deduction for federal income tax purposes under Code Section 404. If any such deduction is disallowed, in whole or in part, for any Employer contribution to the Plan for any year, or if any Employer contribution to the Plan is made by reason of a mistake of fact, then there will be calculated the excess of the amount contributed over the amount that would have been contributed had there not occurred a mistake in determining the deduction or mistake of fact. The Company will direct the Trustee to return such excess, adjusted for its pro rata share of any net loss (but not any net gain) in the value of the Trust which accrued while such excess was held in the Trust, to the Company within one year of the disallowance of the deduction or the mistaken payment of the contribution, as the case may be. If the return of such amount would cause the balance of any Account of any Participant to be reduced to less than the balance which would have been in such Account had the mistaken amount not been contributed, the amount to be returned to the Employer will be limited so as to avoid such reduction.

San Juan Coal Company Salaried 401(k) Plan    1/2016 v
Prepared by Holland & Hart LLP

10.5
INTERPRETATION    . Wherever appropriate, the singular number may be read as the plural and the plural may be read as the singular; the masculine gender may be read as the feminine gender or the neuter gender; and compound words beginning with the prefix “here” will be read as referring to the entire Plan and not merely to the part thereof in which they occur. Unless otherwise specified in the Plan, the use of the term “Section” will refer to a Section of the Plan and the use of the term “Article” will refer to an Article of the Plan. This instrument is intended to be construed according to the laws of the State of Colorado to the extent not preempted by ERISA. If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, the Plan will be interpreted to operate as intended to the extent permitted by law.

* * * * End of Article 10 * * * *

San Juan Coal Company Salaried 401(k) Plan    1/2016 vi
Prepared by Holland & Hart LLP

IN WITNESS WHEREOF, the duly authorized officer of Westmoreland Coal Corporation executes the San Juan Coal Company Salaried 401(k) Plan effective as of the Effective Date.
WESTMORELAND COAL CORPORATION

By:    /s/ Mary Hauck____________________________
Mary Hauck
Vice President, Human Resources

Date: January 31, 2016

APPENDIX A
ANNUAL ADDITIONS

A.1	DEFINITIONS. Terms defined in the Plan have the same meanings when used in this Appendix A. In addition, when used in this Appendix A, the following terms have the following meanings:

(a)	Annual Addition means, with respect to any Participant for a limitation year (i.e., the Plan Year), the sum of:

(1)
all contributions by the Employer allocable as of a date during such limitation year to the Participant under all qualified defined contribution plans sponsored by the Employer or an Affiliated Company;

(2)	all forfeitures allocable as of a date during such limitation year to the Participant under all defined contribution plans sponsored by the Employer or an Affiliated Company;

(3)
all Participant contributions made as of a date during such limitation year to all defined contribution plans sponsored by the Employer or an Affiliated Company (other than Catch-Up Contributions); and

(4)
for purposes of the dollar limitation on Annual Additions, any contributions by the Employer or an Affiliated Company allocated to a medical expense reimbursement account established under Code Section 401(h) for a Participant under any pension or annuity plan, or, in the case of a “key employee” (as defined in Appendix B), any contributions by the Employer allocated on his or her behalf to a separate account in a funded welfare benefit plan established for the purpose of providing post-retirement medical benefits.

With regard to a plan which contains a qualified cash or deferred arrangement or matching contributions or Employee contributions, excess contributions (as defined under Code Section 401(k)(8)) and excess aggregate contributions (as defined under Code Section 401(m)(6)), whether or not distributed during or after the limitation year, will be considered Annual Additions in the year contributed. Annual Additions do not include any portion of a Participant’s Rollover Contributions, any additions to accounts attributable to a plan merger or a transfer of plan assets or liabilities, investment earnings, loan repayments, cafeteria plan contributions, amounts contributed to the Plan as restorative payments, contributions of amounts previously distributed to former Employees who are reemployed or any other amounts excludable under law. Excess deferrals that are distributed in accordance with Regulations under Code Section 402(g) are not Annual Additions.

(b)
Maximum Permissible Addition means, for any one limitation year (i.e., Plan Year), the lesser of (a) $40,000 as adjusted for cost of living under Code Section 415(d); or (b) 100% of the Participant’s Section 415 Compensation for such limitation year.

A.2
DEFINED CONTRIBUTION LIMITATION. Notwithstanding anything to the contrary contained in the Plan, there will not be allocated to the Account of any Participant for any limitation year an amount which would cause the Annual Addition for such Participant to exceed the Maximum Permissible Addition.

A.3
INCORPORATION BY REFERENCE. If any additional provisions of Code Section 415 and applicable Regulations are required by the Internal Revenue Service to be included in the Plan, they are hereby incorporated into this Plan by reference. To the extent any provision of the Plan conflicts with Code Section 415 or applicable Regulations, Code Section 415 and the applicable Regulations govern.

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APPENDIX B
TOP HEAVY PROVISIONS

B.1	SUPERSEDING EFFECT. For any Plan Year in which the Plan is determined to be a Top-Heavy Plan, the provisions of this Appendix B supersede any conflicting provisions in the Plan.

B.2	DEFINITIONS. For purposes of this Appendix B, the terms below are defined as follows:
(a)    Key Employee means any Employee or former Employee (including any deceased former Employee) who at any time during the determination period was: (1) an officer of the Employer having Section 415 Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1)); (2) a 5% owner of the Employer; or (3) a 1% owner of the Employer having Section 415 Compensation of more than $150,000. For this purpose, “Section 415 Compensation” is applied without application of the limit under Code Section 401(a)(17). The determination period is the Plan Year containing the Determination Date. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and applicable Regulations.
(b)    Top-Heavy means the Plan, for any Plan Year, has (1) a Top-Heavy Ratio that exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group; (2) if this Plan is a part of a Required Aggregation Group but not part of Permissive Aggregation Group, a Top-Heavy Ratio for the group of plans exceeds 60%; or (3) if the Plan is part of a Required Aggregation Group, a Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

(c)	Top-Heavy Ratio means:

(1)
If the Employer maintains one or more qualified defined contribution plans (or any simplified employee pension plan) and the Employer has not maintained any qualified defined benefit plan which during the one year period (five-year period in case of an in-service withdrawal) ending on the Determination Date has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date (including any part of any account distributed in the one-year or five-year period ending on the Determination Date), and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the one-year or five-year period ending on the Determination Date), both computed in accordance with Code Section 416. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Code Section 416.

(2)
If the Employer maintains one or more qualified defined contribution plans (or any simplified employee pension plan) and the Employer maintains or has maintained one or more qualified defined benefit plans which during the one

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year (five-year period in the case of an in-service withdrawal) ending on the Determination Date has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated qualified defined contribution plan or plans for all Key Employees, determined in accordance with Section B.2(c)(1), and the present value of accrued benefits under the aggregated qualified defined benefit plan or plans for all Key Employees as of the Determination Date, and the denominator of which is the sum of the account balances under the aggregated qualified defined contributions plan or plans for all Participants, determined in accordance with Section B.2(c)(1), and the present value of accrued benefits under the qualified defined benefit plan or plans for all Participants as of the Determination Date, all determined in accordance with Code Section 416. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the one year or five-year period ending on the Determination Date.

(3)
For purposes of Sections B.2(c)(1) and B.2(c)(2), the value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Code Section 416 and applicable Regulations for the first and second Plan Years of a defined benefit plan. The account balances and accrued benefits of a Participant (A) who is not a Key Employee but who was a Key Employee in a prior Plan Year, or (B) who has not been credited with at least one Hour of Service for the Employer during the one-year period ending on the Determination Date, will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Code Section 416 and applicable Regulations. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

The accrued benefit of a Participant other than a Key Employee will be determined under the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(c).
(d)    Permissive Aggregation Group means the Required Aggregation Group plus any other qualified plan or plans (or simplified employee pension plan) of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

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(e)    Required Aggregation Group means: (1) each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the one-year period ending on the Determination Date (regardless of whether the Plan has terminated) and (2) any other qualified plan of the Employer which enables a plan described in Section B.2(e)(1) to meet the requirements of Code Section 401(a)(4) or 410 during the one-year period ending on the Determination Date. In the case of a distribution made for a reason other than severance from employment, death, or Disability, the preceding provisions will be applied by substituting five-year period for one-year period. The accrued pension and Account of any individual who has not performed services for the Employer during the one-year period ending on the Determination Date will not be taken into account.
(f)    Determination Date means, for any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the Determination Date is the last day of that Plan Year.
(g)    Valuation Date means the last day of the Plan Year.

B.3
MINIMUM ALLOCATION. Except as otherwise provided in Sections B.3(b) and B.3(c), Employer Contributions and forfeitures allocated on behalf of any Participant who is not a Key Employee will not be less than 3% of the Participant’s Section 415 Compensation. Matching Contributions (including Safe Harbor Matching Contributions) will be taken into account for purposes of this Section B.3. Where contributions and forfeitures are insufficient to satisfy the foregoing minimum allocation, and the Employer has no defined benefit plan which designates this Plan to satisfy Code Section 416, Participants who are non-Key Employees will receive a minimum allocation which represents a percentage of their Section 415 Compensation that is equal to or greater than, the largest percentage of Employer Contributions and forfeitures, as a percentage of the Key Employee’s Section 415 Compensation, allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution by the Employer. This minimum allocation will be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of the Participant’s failure to complete at least 1,000 Hours of Service (or any equivalent provided in the Plan) or to make mandatory contributions to the Plan, or the Participant’s Section 415 Compensation is less than a stated amount.

(a)    For purposes of computing the minimum allocation, Section 415 Compensation does not include Section 415 Compensation in excess of $200,000 per year (or such greater amount permitted by the Internal Revenue Service).
(b)    This Section B.3 does not apply to any Participant who was not employed by the Employer on the last day of the Plan Year.
(c)    This Section B.3 does not apply to any Participant to the extent the Participant is covered under any other plan or plans of the Employer and the Company has provided that the minimum allocation or benefit requirement applicable to Top-Heavy Plans will be met in the other plan or plans. If for any reason the minimum is not provided for a Participant in the other plan, it will be provided in this Plan, but only

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to the extent necessary to satisfy the top-heavy minimum allocation without duplication.
(d)    Elective deferrals made by non-Key Employees will not count towards satisfying the Top-Heavy minimum allocation to non-Key Employees. However, salary deferrals made by Key Employees will count in determining the largest percentage of Contributions and forfeitures (as a percentage of Section 415 Compensation) allocated to Key Employees as required in this Section B.3.
(e)    The minimum allocation required (to the extent required to be vested under Code Section 416(b) may not be forfeited under Code Sections 411(a)(3)(B) or 411(a)(3)(D).

B.4	MINIMUM VESTING SCHEDULES. For any Plan Year in which this Plan is Top-Heavy and any subsequent Plan Year, a minimum vesting schedule will automatically apply to the Plan, as follows:
(a)    If the Plan’s regular vesting schedule is a three year cliff, five year graded, or six year graded schedule, then such schedule will continue to apply for any Plan Year to which this Appendix B applies.
(b)    If the Plan’s regular vesting schedule is a five year cliff schedule, then the three year cliff schedule will apply in any Plan Year to which this Appendix B applies.
(c)    If the Plan’s regular vesting schedule is a schedule other than those described in Sections B.4(a) or B.4(b), then the Employer will determine the applicable schedule for this purpose which schedule will apply in any Plan Year to which this Appendix B applies provided that, such schedule complies with applicable law.
(d)    Any service with the Employer will be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits no Key Employee or former Key Employee.
The minimum vesting schedule applies to all benefits within the meaning of Code Section 411(a)(7) except those attributable to Employee contributions, including benefits accrued before the effective date of Code Section 416 and benefits accrued before the Plan became Top-Heavy. Further, no reduction in a Participant’s vested percentage may occur in the event the Plan’s status as Top-Heavy changes for any Plan Year. However, the vested portion of Employer Contributions of any Employee who does not have an Hour of Service after the Plan has initially become Top-Heavy will be determined without regard to this Appendix B.

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SCHEDULE A
CURRENT EMPLOYERS

None.

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SCHEDULE B -
PREDECESSOR EMPLOYERS AND AFFILIATED EMPLOYERS
BHP Billiton New Mexico Coal Inc. or any Affiliate

8392882_3

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